Exhibit 4.2

IHS MARKIT LTD.

as the Company

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Trustee

First Supplemental Indenture

Dated as of July 23, 2018

to the Senior Indenture

Dated as of July 23, 2018

4.125% Senior Notes due 2023

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Section 10.05	Successors	28
Section 10.06	Severability	28
Section 10.07	Counterpart Originals	28
Section 10.08	Table of Contents, Headings, etc	28
Section 10.09	Facsimile and PDF Delivery of Signature Pages	28
Section 10.10	Concerning the Trustee.	29

EXHIBITS

EXHIBIT A	A-1
EXHIBIT B	B-1

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First Supplemental Indenture (this “Supplemental Indenture”), dated as of July 23, 2018, between IHS Markit Ltd., a Bermuda exempted company (the “Company”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore executed and delivered to the Trustee a Senior Indenture (the “Base Indenture” and, together with the Supplemental Indenture, the “Indenture”), dated as of July 23, 2018, providing for the issuance from time to time of an unlimited aggregate principal amount of the Company’s senior debentures, notes or other evidences of indebtedness in one or more series;

WHEREAS, pursuant to this Supplemental Indenture, the Company wishes to issue $500,000,000 aggregate principal amount of the Company’s 4.125% Senior Notes due 2023 (the “Notes”);

WHEREAS, in accordance with Section 2.03 of the Base Indenture, the Company wishes to execute and deliver this Supplemental Indenture to provide for the initial issuance of the Notes;

WHEREAS, in connection with the issuance of the Notes and in accordance with Section 9.01(d) of the Base Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms and (ii) the Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company have been performed, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders as follows:

ARTICLE 1
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Scope of Supplemental Indenture. The changes, modifications and supplements to the Base Indenture effected by this Supplemental Indenture shall be applicable only with respect to, and shall only govern the terms of, the Notes, and shall not apply to any other Securities that may be issued under the Base Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. The provisions of this Supplemental Indenture shall supersede any corresponding provisions in the Base Indenture.

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Section 1.02 Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)       the terms defined in this Article 1 shall have the meanings assigned to them in this Article and include the plural as well as the singular;

(b)       all words, terms and phrases defined in the Base Indenture (but not otherwise defined herein) shall have the same meaning herein as in the Base Indenture;

(c)       all other terms used herein that are defined in the Trust Indenture Act, either directly or by reference therein, shall have the meanings assigned to them therein;

(d)       all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP; and

(e)       the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision.

“364-Day Credit Agreement” means the Credit Agreement, dated as of June 25, 2018, among the Company, the lenders party thereto and HSBC Bank USA, National Association, as administrative agent, together with the related documents thereto, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Additional Amounts” has the meaning set forth in Section 4.04(b).

“Additional Notes” means additional Notes (other than the Notes issued on the Issue Date) issued from time to time under the Indenture in accordance with Section 2.01(c).

“Adjusted Treasury Rate” means, with respect to any redemption date and as provided by the Company, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Par Call Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the date that the applicable redemption notice is first mailed or sent, in each case, plus 25 basis points.

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“Applicable Premium” means with respect to a Note at any redemption date, as provided by the Company, the excess of (1) the present value at such redemption date of the Remaining Scheduled Payments on such Note (but excluding accrued and unpaid interest, if any, to, but excluding, the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (2) the principal amount of such Note on such redemption date.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended) (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Base Indenture” has the meaning set forth in the Recitals.

“Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.

“Business Day” means each day other than a Saturday, Sunday or a day on which the Trustee or commercial banking institutions are authorized or required by law to close in New York City or London, England.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.02, a Capital Lease Obligation shall be deemed to be secured by a Lien on the property being leased.

“Change in Tax Law” means: (i) any changes in, or amendment to, any law of a Relevant Taxing Jurisdiction or any political subdivision or taxing authority thereof or therein (including any regulations or rulings promulgated thereunder and including, for this purpose, any treaty entered into by the Relevant Taxing Jurisdiction) or any amendment to or change in the application or official interpretation (including judicial or administrative interpretation) of such law, which change or amendment becomes effective or, in the case of an official interpretation, is announced, on or after the Issue Date; or (ii) if the Company or a Guarantor consolidates, merges, amalgamates or combines with, or transfers or leases all or substantially all its assets to, any person that is incorporated or tax resident under the laws of any jurisdiction other than a Relevant Taxing Jurisdiction (a “successor”) and as a consequence thereof such person becomes the successor obligor to the Company or such Guarantor in respect of Additional Amounts that may become payable (in which case, all references to the Company or such Guarantor will be deemed to be and include references to such person), any change in, or amendment to, any law of

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the jurisdiction of organization or tax residence of such successor, or the jurisdiction through which payments will be made by the successor, or any political subdivision or taxing authority thereof or thereon for purposes of taxation (including any regulations or rulings promulgated thereunder and including, for this purpose, any treaty entered into by such jurisdiction) or any amendment to or change in the application or official interpretation (including judicial or administrative interpretation) of such law, which change or amendment becomes effective or, in the case of an official interpretation, is announced, on or after the date of such consolidation, merger, amalgamation, combination or other transaction.

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision), is or becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the amalgamation, merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which in the case of an amalgamation, merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such amalgamation, merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving Person in such amalgamation, merger or consolidation transaction immediately after such transaction.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Company becomes a direct Subsidiary of a holding company and (b)(x) upon completion of such transaction, the direct or indirect holders of the Voting Stock of such holding company own such Voting Stock in substantially the same proportion as the holders of the Voting Stock of the Company immediately prior to that transaction or (y) holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of any amalgamation, merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of such holding company immediately after such transactions.

“Change of Control Offer” has the meaning set forth in Section 4.01(c).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event with respect to the Notes.

“Company” means IHS Markit Ltd., a Bermuda exempted company.

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“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to the Par Call Date, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to the Par Call Date.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (2) of the Adjusted Treasury Rate definition is applicable, the average of two, or such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Total Assets” means, at any time, the total assets appearing on the most recently prepared consolidated balance sheet of the Company and its Subsidiaries as of the end of the most recent fiscal quarter of the Company and its Subsidiaries for which such balance sheet is available, prepared in accordance with GAAP.

“Covenant Defeasance” has the meaning set forth in Section 9.03.

“Credit Agreement” means the Credit Agreement, dated as of June 25, 2018, among the Company, the lenders party thereto and Bank of America, N.A. as administrative agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Debt, including an indenture, incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under the Credit Agreement or a successor Credit Agreement.

“Debt” has the meaning set forth in Section 4.02(a).

“EBT” means, collectively, the Markit Group Holdings Limited Employee Benefit Trust, together with any successor thereto and any replacement or additional employee benefit trust (or similar vehicle) maintained by the Company or its Subsidiaries, together, in each case, with any subsidiary thereof.

“Existing MGHL Joint Venture” means any joint venture owned, directly or indirectly, by the Company as of the Issue Date.

“Existing Notes” means the Company’s 5.000% Senior Notes due 2022, issued on July 28, 2016, the Company’s 4.75% Senior Notes due 2025, issued on February 9, 2017 and on July 13, 2017, and the Company’s 4.00% Senior Notes due 2026, issued on December 1, 2017.

“Funded Debt” means all Debt having a maturity of more than 12 months from the date as of which the determination is made or having a maturity of 12 months or less but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower, excluding any Debt owed to the Company or its Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

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(1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2) statements and pronouncements of the Financial Accounting Standards Board; and

(3) such other statements by such other entity as approved by a significant segment of the accounting profession.

Except as otherwise provided herein, all ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

“Government Securities” means securities that are (1) direct obligations of the United States for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court (including any supra-national body exercising such powers or functions, such as the European Union or the European Central Bank), in each case whether associated with a state or locality of the United States, the United States, or a foreign government of a Permitted Jurisdiction.

“Guarantee” means a guarantee by a Guarantor of the Company’s obligations with respect to the Notes.

“Guarantor” means each Subsidiary of the Company that after the Issue Date executes a supplemental indenture, substantially as set forth in Exhibit B and with such other terms as shall be substantially consistent with any guarantee by such Guarantor of the Existing Notes, providing its Guarantee pursuant to the terms of the Indenture.

“Holder,” “holder” or “noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indenture” has the meaning set forth in the Recitals.

“Interest Payment Date” means February 1 and August 1 of each year, commencing on February 1, 2019.

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“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) and BBB- (or the equivalent) by Moody’s Investors Service, Inc. (or any successor to the rating agency business thereof) and Standard & Poor’s Ratings Group (or any successor to the rating agency business thereof), respectively.

“Issue Date” means July 23, 2018.

“Legal Defeasance” has the meaning set forth in Section 9.02.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease (other than an operating lease) in the nature thereof). For the avoidance of doubt, the grant by any Person of a non-exclusive license to use intellectual property owned by, licensed to, or developed by such Person and such license activity shall not constitute a grant by such Person of a Lien on such intellectual property.

“Maturity Date” means August 1, 2023.

“Notes” has the meaning set forth in the Recitals.

“Par Call Date” means July 1, 2023.

“Paying Agent” means an office or agency where the Notes may be presented for payment.

“Payor” has the meaning set forth in Section 4.04(a).

“Permitted Jurisdiction” means England and Wales, Bermuda, Canada, Australia, New Zealand, the Channel Islands, the United States, any state thereof or the District of Columbia, any member of the European Economic Area, Singapore or Switzerland, in each case to the extent that the obligations under the Notes or Guarantees, as applicable, would be valid and binding obligations of any Successor Company or Successor Person organized in such jurisdiction; provided that for any Guarantor organized or existing under the laws of the United States, any state thereof or the District of Columbia or any territory thereof, the term “Permitted Jurisdiction” means the United States, any state thereof or the District of Columbia.

“Property” means any property or asset, whether real, personal or mixed, including current assets, but excluding deposit or other control accounts, owned on the Issue Date or thereafter acquired by the Company or any Subsidiary of the Company.

“Quotation Agent” means the Reference Treasury Dealer selected by the Company.

“Rating Agencies” means Standard and Poor’s Ratings Group and Moody’s Investors Service, Inc. or any successor to the respective rating agency business thereof.

“Rating Event” means (1) the ratings of the Notes are lowered by at least one of the Rating Agencies and (2) the Notes are rated below an Investment Grade Rating by at least one of the Rating Agencies, on any day during the period (which period will be extended so long as the

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rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public announcement of the occurrence of a Change of Control or the intentions of the Company to effect a Change of Control and ending 60 days following the consummation of such Change of Control. Notwithstanding the foregoing, a Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event). The Trustee shall not have any obligation to monitor the occurrence or dates of any Rating Event and may rely conclusively on such Officer’s Certificate related to such Change of Control Triggering Event. The Trustee shall not have any obligation to notify the Holders of the occurrence or dates of any Rating Event.

“Record Date” for the interest payable on any applicable Interest Payment Date means January 15 or July 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and its successors and assigns, HSBC Securities (USA) Inc. and its successors and assigns and J.P. Morgan Securities LLC and its successors and assigns; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the second Business Day immediately preceding the date that the applicable redemption notice is first mailed or sent.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt in exchange or replacement for, such Debt.

“Registrar” means an office or agency where the Notes may be presented for registration, registration of transfer or for exchange.

“Relevant Taxing Jurisdiction” has the meaning set forth in Section 4.04(a).

“Remaining Scheduled Payments” means the remaining payments of principal of and interest on the Notes that would be due after the redemption date but for such redemption if the Notes matured on the Par Call Date. If the redemption date is not an Interest Payment Date, the

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amount of the next succeeding scheduled interest payment on the Notes shall be reduced by the amount of interest accrued thereon to the redemption date.

“Sale/Leaseback Transaction” means an arrangement relating to a Property owned by the Company or a Subsidiary of the Company on the Issue Date or thereafter acquired by the Company or a Subsidiary of the Company whereby the Company or a Subsidiary of the Company transfers such property to a Person and the Company or the Subsidiary of the Company leases it from such Person.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

Notwithstanding the foregoing, it is understood and agreed that (i) each EBT shall be deemed not to constitute a subsidiary of the Company for all purposes of the Indenture, except for purposes of financial reporting on a consolidated basis to the extent required by GAAP and (ii) if the financial results of any Existing MGHL Joint Venture are not required to be consolidated with the Company pursuant to GAAP, such joint venture (and any direct or indirect subsidiary thereof) shall be deemed not to constitute a subsidiary of the Company for all purposes of the Indenture, including for purposes of financial reporting on a consolidated basis.

“Supplemental Indenture” has the meaning set forth in the Preamble.

“Tax” or “Taxes” has the meaning set forth in Section 4.04(a).

“Trustee” has the meaning set forth in the Preamble.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or the controlling managing member or general partner, as applicable).

ARTICLE 2
THE SECURITIES

Section 2.01 Title and Terms; Payments.

(a)       There is hereby authorized a series of Securities designated the “4.125% Senior Notes due 2023” initially limited in aggregate principal amount to $500,000,000.

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(b)       Interest on the Notes shall accrue from July 23, 2018 or, if interest has already been paid, from the date it was most recently paid. Interest on the Notes shall accrue at a rate of 4.125% per annum, payable semiannually in arrears on February 1 and August 1 of each year, commencing on February 1, 2019, to the Holders of the Notes on the relevant Record Date. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. If any Interest Payment Date, the Maturity Date, any redemption date, or any earlier required repurchase date of the Notes falls on a day that is not a Business Day, the required payment shall be made on the next succeeding Business Day and no interest on such payment shall accrue in respect of the delay.

(c)       Additional Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Notes issued on the Issue Date and shall have the same terms as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the first date from which interest will accrue) as the Notes issued on the Issue Date; provided that if any such Additional Notes are not fungible with the Notes issued on the Issue Date for U.S. federal income tax purposes, such Additional Notes shall have one or more separate CUSIP numbers from the Notes issued on the Issue Date. Unless the context otherwise requires, for all purposes of the Indenture and this Supplemental Indenture, references to the Notes include any Additional Notes actually issued.

(d)       The form of the Notes shall be substantially as set forth in Exhibit A hereto, which is incorporated into and shall be deemed a part of this Supplemental Indenture.

Section 2.02 Book-Entry Provisions for Global Securities. Upon issuance, the Notes shall be in the form of one or more Global Securities deposited with, or on behalf of, the Depositary. Except as permitted by the Base Indenture, the Notes shall not be issuable in definitive form.

ARTICLE 3
REDEMPTION

Section 3.01 Optional Redemption.

(a)       At any time prior to the Par Call Date, the Company will be entitled, at its option, to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the redemption date.

(b)       In addition, on or after the Par Call Date, the Company may redeem the Notes in whole or in part at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date.

(c)       Any redemption pursuant to this Section 3.01 shall be made pursuant to the provisions of Article 3 of the Base Indenture. Notice of any such redemption must be mailed by first-class mail (or delivered by electronic transmission in accordance with the Applicable Procedures of the Depositary) to each Holder’s registered address, not less than 15 days nor more than 60 days prior to the redemption date. Calculation of the redemption price will be made by

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the Company or on its behalf by such person as the Company shall designate; provided that such calculation or the correctness thereof shall not be a duty or obligation of the Trustee.

(d)       If the optional redemption date is on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest in respect of the Notes subject to redemption shall be paid on the redemption date to the Person in whose name the Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders whose Notes are redeemed by the Company.

Section 3.02 Redemption for Tax Reasons.

(a)       The Company may redeem the Notes, in whole but not in part, at 100% of the principal amount of such Notes plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (including any Additional Amounts) at the Company’s option at any time prior to the Maturity Date if, due to a Change in Tax Law:

(i)       the Company or a Guarantor in accordance with the terms of the Notes or Guarantee has, or would, become obligated to pay, on the next date on which any amount would be payable with respect to the Notes or a Guarantee, any Additional Amounts to the holders or beneficial owners of the Notes; and

(ii)       such obligation cannot be avoided by such Guarantor or the Company, taking reasonable measures available to it.

(b)       In the case of a redemption pursuant to this Section 3.02, the Company may redeem the applicable Notes upon not less than 15 days nor more than 60 days’ notice as provided in Section 3.02 of the Base Indenture; provided that (1) no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company or such Guarantor, as the case may be, would be obligated to pay any such Additional Amounts in respect of the applicable Notes or applicable Guarantee, as applicable, then due and (2) at the time such notice is given, such obligation to pay such Additional Amounts remains in effect. The Company’s right to redeem the applicable Notes shall continue as long as the Company or a Guarantor is obligated to pay such Additional Amounts, notwithstanding that the Company or such Guarantor, as the case may be, shall have made payments of Additional Amounts. Prior to the giving of any such notice of redemption, the Company must deliver to the Trustee: (i) an Officer’s Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company so to redeem have occurred; and (ii) an Opinion of Counsel or an opinion of an independent accountant of recognized standing, selected by the Company or any Guarantor, as applicable, with respect to tax matters of the Relevant Taxing Jurisdiction to the effect that the Company or such Guarantor has, or would, become obligated to pay such Additional Amounts as a result of such Change in Tax Law and the Trustee shall be entitled to accept such Officer’s Certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent in which event they shall be conclusive and binding on the Holders.

Section 3.03 Mandatory Redemption or Purchase. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

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Section 3.04 Notice in Connection with a Transaction or Event. Notice of any redemption of the Notes in connection with a transaction or an event (including a Change of Control Triggering Event) may, at the Company’s discretion, be given prior to the completion or the occurrence thereof and any such redemption or notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related transaction or event. In addition, if such redemption is subject to one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed. The Company will provide prompt written notice to the Trustee prior to the close of business two Business Days prior to the redemption date rescinding such redemption and notice of redemption shall be rescinded and of no force or effect. Upon receipt of such notice from the Company rescinding such redemption, the Trustee will promptly send a copy of such notice to the holders of the Notes to be redeemed in the same manner in which the notice of redemption was given.

ARTICLE 4
ADDITIONAL COVENANTS

Section 4.01 Offer to Repurchase Upon Change of Control Triggering Event

(a)       Subject to the provisions of this Section 4.01, within 30 days following the occurrence of a Change of Control Triggering Event, each Holder shall have the right to require that the Company make an offer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to but excluding the date of purchase.

(b)       If the Change of Control purchase date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to the Change of Control purchase date will be paid on the Change of Control purchase date to the Person in whose name a Note is registered at the close of business on such Record Date.

(c)       Within 30 days following the date upon which any Change of Control Triggering Event shall have occurred, unless the Company has exercised its option to redeem all the Notes as described under Section 3.01, the Company shall mail (or deliver by electronic transmission in accordance with the Applicable Procedures of the Depositary) a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)       that a Change of Control Triggering Event has occurred and that such Holder has the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to but excluding the date of purchase;

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(2)       the circumstances that constitute or may constitute such Change of Control Triggering Event;

(3)       the purchase date (which shall be no earlier than 15 days nor later than 60 days from the date such notice is sent); and

(4)       the instructions, as determined by the Company, consistent with this Section 4.01, that a Holder must follow in order to have its Notes purchased.

(d)       The Company shall not be required to make a Change of Control Offer following a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein or if the Company has exercised its option to redeem all the Notes as described in Section 3.01.

(e)       The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the purchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.01, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations hereunder by virtue of its compliance with such securities laws or regulations.

(f)       Notwithstanding anything to the contrary in this Section 4.01, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of such Change of Control Offer. In such case, the notice shall state that, in the Company’s discretion, the Change of Control purchase date may be delayed until such time as the Change of Control Triggering Event shall have occurred, or such repurchase may not occur and such notice may be rescinded in the event that the Change of Control Triggering Event shall not have occurred by the Change of Control purchase date, or by the Change of Control purchase date as so delayed. If any such repurchase shall be rescinded or delayed, the Company shall provide written notice to the Trustee prior to the close of business at least two Business Days prior to the Change of Control purchase date (unless a shorter period shall be agreed to by the Trustee). Upon receipt of such notice, the Change of Control purchase date shall be rescinded or delayed, as applicable. Upon receipt, the Trustee shall provide such notice to each holder of the Notes in the same manner in which the notice of the Change of Control Offer was given.

Section 4.02 Limitation on Liens.

(a)       The Company shall not, and shall not permit any of its Subsidiaries to, create, incur, issue, assume or guarantee any indebtedness for money borrowed evidenced by loans, bonds, notes, debentures, letters of credit, bankers’ acceptances, hedging obligations or instruments similar to the foregoing, in each case to the extent such indebtedness would appear as a liability on the balance sheet of such Person in accordance with GAAP (“Debt”) secured by a Lien upon (a) any Property of the Company or such Subsidiary, or (b) any shares of Capital

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Stock or Debt issued by any Subsidiary of the Company and owned by the Company or any Subsidiary of the Company, whether owned on the Issue Date or thereafter acquired, without effectively providing concurrently that the Notes are secured equally and ratably with or, at the option of the Company, prior to such Debt so long as such Debt will be so secured.

(b)       The foregoing restriction shall not apply to, and there shall be excluded from Debt (or any guarantee thereof) in any computation under such restriction, Debt (or any guarantee thereof) secured by:

(1)       pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)       Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person will then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)       minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(4)       Liens on any property existing at the time of the acquisition thereof;

(5)       Liens on property of a Person existing at the time such Person is amalgamated, merged into or consolidated with the Company or a Subsidiary of the Company or at the time of a sale, lease or other disposition of the properties of such Person (or a division thereof) as an entirety or substantially as an entirety to the Company or a Subsidiary of the Company; provided that any such Lien does not extend to any

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property owned by the Company or any Subsidiary of the Company immediately prior to such amalgamation, merger, consolidation, sale, lease or disposition;

(6)       Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Company;

(7)       Liens in favor of the Company or a Subsidiary of the Company;

(8)       Liens to secure all or part of the cost of acquisition, construction, development or improvement of the underlying property, or to secure Debt incurred to provide funds for any such purpose; provided that the commitment of the creditor to extend the credit secured by any such Lien will have been obtained no later than 270 days after the later of (a) the completion of the acquisition, construction, development or improvement of such property or (b) the placing in operation of such property; provided, further, that such Liens do not extend to any property other than such property subject to acquisition, construction, development or improvement and accessions thereto and improvements thereon;

(9)       Liens in favor of any Governmental Authority to secure partial, progress, advance or other payments;

(10)       Liens existing on the Issue Date or any extension, renewal, replacement or refunding of any Debt (or any guarantee thereof) secured by a Lien existing on the Issue Date or referred to in clauses (4) to (6) or (8); provided that any such extension, renewal, replacement or refunding of such Debt (or any guarantee thereof) will be created within 270 days of repaying the Debt (or any guarantee thereof) secured by the Lien referred to in clauses (4) to (6) or (8) and the principal amount of the Debt (or any guarantee thereof) secured thereby and not otherwise authorized by clauses (4) to (6) or (8) will not exceed the principal amount of Debt (or any guarantee thereof), plus any premium or fee payable in connection with any such extension, renewal, replacement or refunding, so secured at the time of such extension, renewal, replacement or refunding;

(11)       Liens incurred in the ordinary course of business in an aggregate principal amount not to exceed $100.0 million;

(12)       Liens in favor of the Notes and the Guarantees; and

(13)       Liens securing hedging obligations entered into in the ordinary course of business.

(c)       Notwithstanding anything to the contrary in this Section 4.02, the Company and any Subsidiaries of the Company may create, incur, issue, assume or guarantee Debt secured by Liens without equally and ratably securing the Notes then outstanding if, at the time of such creation, incurrence, issuance, assumption or guarantee, after giving effect thereto and to the retirement of any Debt which is concurrently being retired, the aggregate amount of all such Debt secured by Liens which would otherwise be subject to such restrictions (other than any Debt (or any guarantee thereof) secured by Liens permitted as described in clauses (1) to (13) of Section 4.02(b)) plus all Attributable Debt of the Company and the Subsidiaries of the

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Company in respect of Sale/Leaseback Transactions with respect to Properties (with the exception of such transactions that are permitted by clauses (1) to (4) of Section 4.03(a)) would not exceed 20.0% of Consolidated Total Assets.

(d)       For the avoidance of doubt, neither the Credit Agreement nor the 364-Day Credit Agreement nor, in either case, any extension, renewal or replacement or refunding thereof will be secured pursuant to clause (10) of Section 4.02(b).

Section 4.03 Limitation on Sale/Leaseback Transactions. The Company shall not, and shall not permit any Subsidiary of the Company to, enter into any Sale/Leaseback Transaction with respect to any Property unless:

(1)       the Sale/Leaseback Transaction is solely with the Company or another Subsidiary of the Company;

(2)       the lease is for a period not in excess of 36 months (or which may be terminated by the Company or such Subsidiary), including renewals;

(3)       the Company or such Subsidiary would (at the time of entering into such arrangement) be entitled as described in clauses (1) to (13) of Section 4.02(b), without equally and ratably securing the Notes, to create, incur, issue, assume or guarantee Debt secured by a Lien on such Property in the amount of the Attributable Debt arising from such Sale/Leaseback Transaction;

(4)       the Company or such Subsidiary within 360 days after the sale of such Property in connection with such Sale/Leaseback Transaction is completed, applies an amount equal to the net proceeds of the sale of such Property to (a) the retirement of the Notes, other Funded Debt of the Company ranking on a parity with the Notes (or the Guarantees of the Notes) or Funded Debt of a Subsidiary of the Company; (b) the purchase of Property; or (c) a combination thereof; or

(5)       (i) the Attributable Debt of the Company and Subsidiaries of the Company in respect of such Sale/ Leaseback Transaction and all other Sale/Leaseback Transactions on Properties entered into after the Issue Date (other than any such Sale/Leaseback Transaction as would be permitted as described in clauses (1) through (4) of this Section 4.03), plus (ii) the aggregate principal amount of Debt secured by Liens then outstanding (not including any such Debt secured by Liens described in Section 4.02(b)) that are not equally and ratably secured with the outstanding Notes (or secured on a basis junior to the outstanding Notes), would not exceed 20.0% of Consolidated Total Assets.

Section 4.04 Payment of Additional Amounts.

(a)       The Company or, if applicable, each Guarantor (pursuant to the terms of the applicable Guarantee) (each, a “Payor”) will make all payments of, or in respect of, principal, premium (if any) and interest on the Notes, or any payment pursuant to the Guarantees, as the case may be, free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including

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penalties, interest, and other liabilities related thereto) whatsoever imposed, assessed, levied or collected (“Taxes”) by or for the account of Bermuda, the United Kingdom or any other jurisdiction in which the Company or any Guarantor is organized, or resident for tax purposes, engaged in business for tax purposes or through which payment is made (or any political subdivision thereof or any authority thereof having the power to tax) (a “Relevant Taxing Jurisdiction”), unless such withholding or deduction is required by law or by the official interpretation or administration thereof.

(b)       If a Payor is required by a Relevant Taxing Jurisdiction to deduct or withhold Taxes from any payment of principal, premium (if any) and interest on the Notes, or any payments pursuant to the Guarantees, as the case may be, such Payor will pay (together with such payments) such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by the holder of such Note, after such deduction or withholding (including any such deduction or withholding in respect of such Additional Amounts) will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that a Payor shall not be required to pay any Additional Amount for or on account of:

(1)       any Taxes that would not have been so imposed, assessed, levied or collected but for the fact that the holder or beneficial owner of the applicable Note or Guarantee (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) is or has been a domiciliary, national or resident of, or engaging or having been engaged in a trade or business or maintaining or having maintained a permanent establishment or being or having been physically present in, a Relevant Taxing Jurisdiction or otherwise having or having had some connection with a Relevant Taxing Jurisdiction other than the holding or ownership of, or the collection of principal of, and premium (if any) or interest on, a Note or the enforcement of the applicable Guarantee, as the case may be;

(2)       any Taxes that would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required in order to receive payment, the applicable Note or Guarantee was presented more than 30 days after the date on which such payment became due and payable or was provided for, whichever is later except to the extent that the holder or beneficial owner thereof would have been entitled to Additional Amounts had the applicable Note or Guarantee been presented for payment on any day during such 30 day period;

(3)       any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

(4)       any Taxes that are payable otherwise than by deduction or withholding from payments on or in respect of the applicable Note or Guarantee;

(5)       any Taxes that would not have been so imposed, assessed, levied or collected but for the failure by the holder or the beneficial owner of the applicable Note or Guarantee to comply with a written request addressed to the holders (A) to provide any certification, identification, information, documents or other evidence concerning the nationality, residence or identity of the holder or the beneficial owner or its connection

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with the Relevant Taxing Jurisdiction or (B) to make any valid or timely declaration or claim or satisfy any other reporting, information or procedural requirements relating to such matters if, in either case, compliance is required by statute, regulation or administrative practice of the Relevant Taxing Jurisdiction as a condition to relief or exemption from such Taxes;

(6)       any deduction or withholding arising on or in connection with FATCA; and

(7)       any combination of the Taxes described in (1) through (6) above.

(c)       In addition, Additional Amounts shall not be paid with respect to any payment of the principal of, or any interest on, any of the applicable Notes or Guarantees to any holder of the applicable Notes or Guarantees that is a fiduciary, a partnership, a limited liability company or any person other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of a Relevant Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary, a member of such partnership, an interest holder in such limited liability company or a beneficial owner that would not have been entitled to such amounts had such beneficiary, settlor, member, interest holder or beneficial owner been the holder of the relevant Notes or Guarantees.

(d)       The Payor shall (i) make any required withholding or deduction and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor shall use reasonable efforts to obtain certified copies of tax receipts or such other reasonable evidence of the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes. The Payor shall furnish to the Trustee (or to a holder upon written request), within a reasonable time after the date of the payment of any Taxes so deducted or withheld is made, such certified copies or proof of payment. The Payor shall attach a certificate stating (x) that the amount of withholding Taxes evidenced by the certified copy or other proof of payment was paid in connection with payments in respect of the principal amount of Notes then outstanding and (y) the amount of such withholding Taxes paid per $1,000 principal amount of the Notes. Copies of such documentation shall be available for inspecting during ordinary business hours at the office of the Trustee by the holders of the Notes upon written request and will be made available at the offices of the Paying Agent.

(e)       As soon as reasonably practicable, prior to each Record Date preceding the related Interest Payment Date and each date on which any other payment under or with respect to the Notes or the Guarantee thereof is due and payable, if the Payor shall be obligated to pay Additional Amounts with respect to such payment, the Payor shall deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts shall be payable, the amounts so payable and shall furnish such other information necessary to enable the Paying Agent to pay such Additional Amounts to holders on the payment date. Each such Officer’s Certificate shall be relied upon until receipt of a further Officer’s Certificate addressing such matters. Neither the Trustee nor the Paying Agent shall have any responsibility or liability for the determination, verification or calculation of any Additional Amounts. Such Officer’s Certificate

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may be forwarded by the Trustee to the registered holder and also upon written request to any holder.

(f)       Unless otherwise stated in the Indenture, references in any context to the payment of principal of, and any premium or interest on, any Note, other payment on or with respect to the Notes or any payment pursuant to the Guarantees, shall be deemed to include payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(g)       The Payor shall pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery, registration or enforcement following the occurrence of any event of default of any Notes or any other document or instrument referred to therein. For the avoidance of doubt, no Payor shall be responsible for the payment or other discharge of such taxes, charges, or levies that arise as a result of, or in connection with, any transfer, assignment or the disposition of the Notes (or any rights attaching thereto) by any holder.

(h)       The foregoing obligations shall survive any termination, defeasance or discharge of this Supplemental Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or any political subdivision thereof or any authority thereof or therein having the power to tax.

Section 4.05 Future Guarantors.

(a)       The Company shall cause each Subsidiary of the Company that is required to guarantee any series of the Existing Notes, within 90 days of the date on which the Company becomes required to deliver a guarantee of any series of Existing Notes pursuant to the applicable indenture governing such Existing Notes, to execute and deliver to the Trustee a supplemental indenture to the Indenture in substantially the same form as Exhibit B hereto and with such other terms as shall be substantially consistent with any guarantee by such Guarantor of the Existing Notes.

(b)       The Guarantee of a Guarantor will be automatically released:

(1)       upon the sale or other disposition (including by way of consolidation or merger) of a Guarantor;

(2)       upon the sale or disposition of all or substantially all the assets of a Guarantor;

(3)       at such time as such Guarantor is no longer a guarantor of any series of Existing Notes;

(4)       upon the defeasance of the Notes, as provided under Article 9; or

(5)       as described under Article 8,

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in the case of clause (1) or (2), other than to the Company or a Subsidiary of the Company and as permitted by this Indenture.

(c)       If the Guarantee of any Guarantor is deemed to be released or is automatically released, the Company shall deliver to the Trustee an Officer’s Certificate stating the identity of the released Guarantor, the basis for release in reasonable detail, and that such release complies with this Indenture. At the written request of the Company, and upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel, which may be subject to customary exceptions and qualifications, each stating that all conditions provided for in this Indenture to the release of such Guarantor have been complied with, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Guarantee (it being understood that the failure to obtain any such instrument shall not impair any automatic release pursuant to Section 4.05(b)).

ARTICLE 5
successors

Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.

(a)       The Company shall not (1) amalgamate, consolidate with or merge into any other entity or (2) convey, transfer or lease all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole, unless:

(1)       the Company is the successor entity, or the successor or transferee entity, if other than the Company, is a Person (if such Person is not a corporation, then such successor or transferee will include a corporate co-issuer) organized and existing under the laws of any Permitted Jurisdiction (except if the Company determines in good faith that such requirement is not in the best interests of the Company and its Subsidiaries or that complying with such requirement would not be advisable for tax planning purposes or to improve tax efficiencies) and expressly assumes by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of, any premium on and any interest on all the outstanding Notes and the performance of every covenant and obligation in the Indenture to be performed or observed by the Company;

(2)       immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3)       the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that such amalgamation, consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Section 5.01(a), and constitutes the legal, valid and binding obligation of the Company or successor entity, as applicable, subject to customary exceptions.

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In case of any such amalgamation, consolidation, merger, conveyance or transfer (but not lease), the successor entity will succeed to and be substituted for the Company as obligor on the Notes, with the same effect as if it had been named in the Indenture as the Company.

(b)       No Guarantor shall amalgamate, consolidate with or merge into any other entity, unless:

(1)       the Company or a Guarantor is the successor entity or the successor or transferee entity, if not such Guarantor prior to such amalgamation, consolidation or merger, will be a Person organized and existing under the laws of the jurisdiction under which such Guarantor was organized or under any other Permitted Jurisdiction, and expressly assumes, by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee; provided, however, that the foregoing will not apply in the case of a Guarantor (i) that has been, or will be as a result of the subject transaction, disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through an amalgamation, merger or consolidation or (ii) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary;

(2)       immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

(3)       the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each in form required by the Base Indenture and stating that such amalgamation, consolidation or merger and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with this Section 5.01(b) and constitutes the legal, valid and binding obligation of the Guarantor or successor entity, as applicable, subject to customary exceptions.

(c)       Notwithstanding clauses (a) and (b) above, this Section 5.01 shall not apply to an amalgamation, merger, transfer or conveyance or other disposition of assets between or among the Company and the Guarantors.

Section 5.02 Successor Entity Substituted. Upon any amalgamation, consolidation, merger, conveyance, transfer or lease of the properties and assets as an entirety of the Company or a Guarantor in accordance with Section 5.01, the Company and a Guarantor, as the case may be, will be released from its obligations under this Indenture and the Notes or its Guarantee, as the case may be, and the successor company and the successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company or a Guarantor, as the case may be, under this Indenture, the Notes and such Guarantee; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes and a Guarantor will not be released from its obligations under its Guarantee.

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ARTICLE 6
events of DEFAULT

Section 6.01 Events of Default. In addition to the Events of Default set forth in Section 6.01(a) of the Base Indenture, each of the following is an “Event of Default” with respect to the Notes:

(1)       the failure by the Company or any Guarantor to comply with its obligations under Section 5.01;

(2)       the failure by the Company or any Guarantor, as the case may be, to comply for 45 days after notice with any of its obligations in Section 4.01 (other than a failure to purchase Notes) or under Sections 4.02, 4.03 or 4.05;

(3)       Debt of the Company, any Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds $200.0 million;

(4)       any final judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $200.0 million is entered against the Company, any Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment becoming final and is not discharged, waived or stayed within 30 days after notice; or

(5)       a Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Guarantee) or a Guarantor denies or disaffirms its obligations under its Guarantee.

However, a Default under clause (2) or (4) of this Section 6.01 or clause (c) or (d) of Section 6.01 of the Base Indenture shall not constitute an Event of Default with respect to the Notes until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company (with a copy to the Trustee if given by the Holders) of the Default and the Company does not cure such Default within the time specified after receipt of such notice. In the event of any Event of Default specified under clause (3) of this Section 6.01 such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose: (a) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (b) the default that is the basis for such Event of Default has been cured.

ARTICLE 7

satisfaction and discharge

Section 7.01 Satisfaction and Discharge.

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(a)       The Indenture will be discharged, and will cease to be of further effect as to all Notes issued hereunder, when either:

(i)       all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust) have been delivered to the Trustee for cancellation; or

(1)       all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm delivered to the Trustee if Government Securities are delivered, without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(2)       no Default or Event of Default with respect to the outstanding Notes has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith);

(3)       the Company or any Guarantor has paid or caused to be paid all sums payable by the Company under the Indenture with respect to the Notes; and

(4)       the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(b)       In addition, the Company shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied. Notwithstanding the satisfaction and discharge of the Indenture with respect to the Notes, the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and Guarantors’ obligations in connection therewith shall survive, and if money shall have been deposited with the Trustee pursuant to Section 7.01(a)(ii)(1), the provisions of Section 7.02 and Section 9.06 shall survive.

Section 7.02 Application of Trust Money.

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(a)       Subject to the provisions of Section 9.06, all money deposited with the Trustee pursuant to Section 7.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and the Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

(b)       If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 7.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s obligations under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 7.01; provided that if the Company has made any payment of principal or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent, as the case may be.

ARTICLE 8

Amendment, Supplement and waiver

Section 8.01 Without Consent of Holders. In addition to items set forth in Section 9.01 of the Base Indenture, without the consent of any Holder of the Notes, the Company, the Guarantors and Trustee may amend or supplement this Indenture to release a Guarantor from its Guarantee when permitted by Section 4.05(b) of this Supplemental Indenture.

ARTICLE 9

legal defeasance and covenant defeasance

Section 9.01 Option to Effect Legal Defeasance or Covenant Defeasance. The Company may, at its option and at any time, elect to have either Section 9.02 or Section 9.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 9.

Section 9.02 Legal Defeasance and Discharge

(a)       Upon the Company’s exercise under Section 9.01 of the option applicable to this Section 9.02, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 9.04, be deemed to have been discharged from their obligations with respect to this Indenture, all outstanding Notes and Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Debt represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 9.05 and the other Sections of this Indenture referred to in clauses (1) through (4) below, and to have satisfied all of its other obligations under such Notes and this Indenture, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

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(1)       the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust referred to in Section 9.04;

(2)       the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3)       the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)       this Section 9.02.

(b)       If the Company exercises its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect to the Notes.

(c)       Subject to compliance with this Article 9, the Company may exercise its option under this Section 9.02 notwithstanding its prior exercise of its option under Section 9.03.

Section 9.03 Covenant Defeasance. Upon the Company’s exercise under Section 9.01 of the option applicable to this Section 9.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 9.04, be released from its obligations under the covenants contained in Sections 4.01, 4.02, 4.03 and 4.05 of this Supplemental Indenture and Sections 4.04 and 4.05 of the Base Indenture on and after the date the conditions set forth in Section 9.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Supplemental Indenture and such Notes shall be unaffected thereby. If the Company exercises its Covenant Defeasance option, an Event of Default specified in Section 6.01(2), 6.01(3), 6.01(4) or 6.01(5) of this Supplemental Indenture or Section 6.01(c), 6.01(d) (only with respect to covenants that are released as a result of such Covenant Defeasance) or 6.01(e) (solely with respect to Significant Subsidiaries) of the Base Indenture, in each case, shall not constitute an Event of Default.

Section 9.04 Conditions to Legal or Covenant Defeasance.

(a)       The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 9.02 or the Covenant Defeasance option under Section 9.03 with respect to the Notes:

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(1)       the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders, cash in U.S. dollars, Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm delivered to the Trustee, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2)       in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(A) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confrim that the beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)       in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)       no Default or Event of Default with respect to the outstanding Notes has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Credit Agreement or any other material agreement or material debt instrument (other than the Indenture) to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(5)       the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(6)       the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

Section 9.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

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(a)       Subject to Section 9.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 9.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or a Guarantor acting as Paying Agent) as the Trustee may determine, to the holders of all sums due and to become due thereon in respect of principal and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

(b)       Anything in this Article 9 to the contrary notwithstanding, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 9.04 which, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 9.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 9.06 Repayment to the Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal or interest on any Note and remaining unclaimed for two years after such principal or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 10 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

Section 9.07 Reinstatement. If and for so long as the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 9.02 or Section 9.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ obligations under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 9.02 or Section 9.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 9.02 or Section 9.03, as the case may be; provided that, if the Company makes any payment of principal or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the holders to receive such payment from the money held by the Trustee or Paying Agent.

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ARTICLE 10
MISCELLANEOUS

Section 10.01 Governing Law. THIS SUPPLEMENTAL INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10.02 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.03 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or other unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 10.04 No Adverse Interpretation of Other Agreements. This Supplemental Indenture may not be used to interpret another indenture or loan or debt agreement of the Company or any Subsidiary of the Company. Any such indenture or agreement may not be used to interpret this Supplemental Indenture.

Section 10.05 Successors. All agreements of the Company in this Supplemental Indenture and the Securities shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

Section 10.06 Severability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 10.07 Counterpart Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 10.08 Table of Contents, Headings, etc. The Table of Contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

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Section 10.09 Facsimile and PDF Delivery of Signature Pages. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 10.10 Concerning the Trustee. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. All of the provisions contained in the Indenture in respect of the rights, powers, privileges, and immunities of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

[Remainder of the page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

IHS MARKIT LTD.

By:	/s/ Todd Hyatt
Name:	Todd Hyatt
Title:	EVP, Chief Financial Officer

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
Name:	Gregory S. Clarke
Title:	Vice President

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EXHIBIT A

FORM OF FACE OF NOTE

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. Unless and until it is exchanged in whole or in part for Securities in definitive registered form, this Security may not be transferred except as a whole by the Depositary to the nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.

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CUSIP [______]
ISIN [______]

[FORM OF GLOBAL SECURITY]

4.125% Senior Note due 2023

No. [ ]	[Initially $[ ]]

IHS MARKIT LTD.promises to pay [CEDE & CO.] [                        ] or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of $[          ] ([          ] Dollars)] on August 1, 2023.

Interest Payment Dates: February 1 and August 1

Record Dates: January 15 and July 15

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: [          ]

IHS MARKIT LTD.

By:
Name:
Title:

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CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

Dated: [          ]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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[Reverse Side of Note]

4.125% Senior Note due 2023

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

INTEREST. IHS Markit Ltd., a Bermuda exempted company (the “Company”), promises to pay interest on the principal amount of this Note at 4.125% per annum until but excluding maturity. The Company shall pay interest semi-annually in arrears on February 1 and August 1 of each year (each, an “Interest Payment Date”). If any such day is not a Business Day, interest shall be payable on the next succeeding Business Day with the same force and effect and no interest shall accrue for the intervening period. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including July 23, 2018; provided that the first Interest Payment Date shall be                  , 20   . The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

Payment of Additional Amounts. The Company or, if applicable, each Guarantor (pursuant to the terms of the applicable Guarantee) (each, a “Payor”) shall make all payments of, or in respect of, principal, premium (if any) and interest on the Notes, or any payment pursuant to the Guarantees, as the case may be, free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest, and other liabilities related thereto) whatsoever imposed, assessed, levied or collected (“Taxes”) by or for the account of Bermuda, the United Kingdom or any other jurisdiction in which the Company or any Guarantor is organized, or resident for tax purposes, engaged in business for tax purposes or through which payment is made (or any political subdivision thereof or any authority thereof having the power to tax) (a “Relevant Taxing Jurisdiction”), unless such withholding or deduction is required by law or by the official interpretation or administration thereof. If a Payor is required by a Relevant Taxing Jurisdiction to deduct or withhold Taxes from any payment of principal, premium (if any) and interest on the Notes, or any payments pursuant to the Guarantees, as the case may be, such Payor shall pay (together with such payments) such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received in respect of such payments by the holder of such Note, after such deduction or withholding (including any such deduction or withholding in respect of such Additional Amounts) will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that a Payor shall not be required to pay Additional Amounts under certain circumstances set forth in the Indenture.

METHOD OF PAYMENT. The Company shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on January 15 or July 15 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, except as provided in Section 2.13 of the Base Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and premium, if any, may be made by check mailed to the holders at their respective addresses set forth in the Registrar; provided that payment by wire transfer of immediately available funds shall be required with respect to principal, premium, if

A-5

any, and interest on all Global Securities and all other Notes the holders of which shall have provided wire transfer instructions to the Company or the Paying Agent at least five Business Days prior to the applicable payment date. Such payment shall be in such coin or currency of the United States as at the time of payment is legal tender for payment of public and private debts.

PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the holders of Notes. The Company or any of its Subsidiaries may act in any such capacity.

INDENTURE. The Company issued the Notes under the Senior Indenture, dated as of July 23, 2018, as supplemented by the First Supplemental Indenture, dated as of July 23, 2018 (as amended or supplemented from time to time, the “Indenture”), between the Company and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 4.125% Senior Notes due 2023. The Company shall be entitled to issue Additional Notes pursuant to the Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, including optional redemption for tax reasons, and may be the subject of a Change of Control Offer, in each case, as further described in the Indenture. The Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered for repurchase in connection with a Change of Control Offer, except for the unredeemed portion of any Note being redeemed or repurchased in part.

PERSONS DEEMED OWNERS. The registered holder of a Note may be treated as its owner for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Supplemental Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Company, the Guarantors, if applicable, the Trustee and the holders shall be as set forth in the applicable provisions of the Indenture.

AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee or an authenticating agent appointed by the Trustee.

GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices as a convenience to holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any holder upon written request and without charge a copy of the Indenture. Requests may be made to the Company at the following address:

c/o IHS Markit Ltd.

4th Floor, Ropemaker Place
25 Ropemaker Street

London EC2Y 9LY

United Kingdom

Email: Sari.Granat@ihsmarkit.com
Attention: General Counsel

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint
to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*: __________________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.01 of the Indenture, check the appropriate box below:

[   ] Section 4.01

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.01 of the Indenture, state the amount you elect to have purchased:

$_______________	($2,000 and integral multiples of $1,000, in excess thereof)

Date: _____________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*: __________________________________

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE A

SCHEDULES OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY

The initial outstanding principal amount of this Global Security is $ . The following exchanges of a part of this Global Security for an interest in another Global Security or for a definitive Security, or exchanges of a part of another Global Security or definitive Security for an interest in this Global Security, have been made:

Date of Exchange	Amount of decrease in principal amount of this Global Security	Amount of increase in principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [__________] [__], 20[__], among __________________ (the “Guaranteeing Subsidiary”), a subsidiary of IHS Markit Ltd., a Bermuda exempted company (the “Company”), the Company, and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of July 23, 2018 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of July 23, 2018 (herein called the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), providing for the issuance of 4.125% Senior Notes due 2023 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary will execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary will unconditionally Guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 8.01 of the Supplemental Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the holders as follows:

1.       Capitalized Terms. Capitalized terms used herein without definition will have the meanings assigned to them in the Indenture.

2.       Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors.

3.       Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4.       Waiver of Jury Trial. EACH OF THE GUARANTEEING SUBSIDIARY, THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

B-1

5.       Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or portable document format (PDF) transmission will constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF will be deemed to be their original signatures for all purposes.

6.       Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and will in no way modify or restrict any of the terms or provisions hereof.

7.       The Trustee. The Trustee will not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, the Guarantee of the Guaranteeing Subsidiary or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guaranteeing Subsidiary. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee will be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

IHS MARKIT LTD.

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee

By:
Name:
Title:

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